Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Holding Company Reports

Third Quarter 2019 Results

TALLAHASSEE, FL – October 28, 2019 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced unaudited financial results for the quarter and nine months ended September 30, 2019. The Company reported net earnings of $964,000, or $0.31 per basic and diluted share, for the quarter ended September 30, 2019, compared to net earnings of $1,018,000, or $0.33 per basic and diluted share, for the quarter ended September 30, 2018. The Company reported net earnings of $2,595,000, or $0.83 per basic and diluted share, for the nine months ended September 30, 2019, compared to net earnings of $2,774,000, or $0.89 per basic and diluted share, for the nine months ended September 30, 2018.

Third Quarter 2019 Highlights

Financial Highlights - Prime Meridian Holding Company and Subsidiary (Unaudited)
(dollars in thousands except per share amounts)

	3Q'19	2Q'19	1Q'19	4Q'18	3Q'18
Net Earnings	$964	$764	$867	$1,268	$1,018
Book value per share	$17.25	$16.85	$16.44	$16.19	$15.61
Earnings per share - Basic	$0.31	$0.24	$0.28	$0.40	$0.33
Earnings per share - Diluted	$0.31	$0.24	$0.28	$0.40	$0.33
Weighted-average basic shares outstanding	3,147,696	3,144,068	3,140,401	3,131,379	3,127,038
Weighted-average diluted shares outstanding	3,151,321	3,150,136	3,144,071	3,136,048	3,130,171
Return on average assets(1)	0.83%	0.70%	0.82%	1.07%	1.03%
Return on average equity(1)	7.14	5.85	6.79	8.43	8.42
Average yield on earning assets(1)	4.48	4.49	4.48	4.52	4.47
Net interest margin(1)	3.63	3.66	3.67	3.75	3.78
Efficiency ratio(2)	65.45	71.86	67.75	59.45	62.26
Nonpeforming assets/total assets(3)	0.54	0.44	0.14	0.09	0.04

[1] Ratio has been annualized
[2] Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income. [3] Nonperforming assets exclude troubled debt restructuring loans (TDRs)

“We are pleased with the Bank’s third quarter growth in loans and deposits,” said Sammie D. Dixon, Jr., Vice Chairman, President and CEO of the Bank.  “In the wake of some large loan participation payoffs earlier this year, new loan production brought our year-to-date loan growth to 8.9%.  Coupled with a 20.7% increase in deposits, particularly in transaction accounts, we are showing good expansion of the balance sheet and a stabilizing of our cost of funds.

According to Dixon, the Bank’s net interest margin decreased on a linked quarter basis due to the high volume of liquidity in a falling rate environment. "Despite the margin reduction, earnings per share for the quarter rose to $0.31 up from $0.24 for the second quarter, " he said.

“Noninterest income rose over last year due to several factors,” explained Dixon. Of them, mortgage revenue, though lower than the previous quarter, was up 34% over the same quarter last year. Interchange income (from ATM/debit cards) before direct expenses, increased 33%.  “Our mortgage and interchange income drivers maintained their long-term growth trajectory,” he said.

“With our Lakeland office complete, and construction at the Timberlane (Tallahassee) location well underway, occupancy expense has leveled off,” said Dixon, citing noninterest expense down $152,000 from this year’s second quarter.

Nonperforming assets (NPAs), as a percentage of total assets, rose ten basis points to 0.54% for the third quarter, up from 0.44% at the end of the second quarter.  According to Dixon, “We have kept up an aggressive resolution strategy to reduce NPAs." Commenting further Dixon said, "The increase in NPAs we experienced in the third quarter are one-off credit issues that arise from time to time. Our credit culture remains unchanged in terms of our underwriting standards and loan terms."

"This year has been transitional for the Bank," said Dixon. "We have engaged a new, larger market in Lakeland and are expanding our facilities and our capacity in Tallahassee. As we finish 2019, we are poised for tremendous opportunity in the coming year."

Earnings Summary (Unaudited)

(dollars in thousands)

				Change 3Q'19 vs.
	3Q'19	2Q'19	3Q'18	2Q'19	3Q'18
Net Interest Income	$3,980	$3,759	$3,610	5.9%	10.2%
Provision for Loan Losses	241	179	135	34.6	78.5
Noninterest income	422	462	338	(8.7)	24.9
Noninterest expense	2,881	3,033	2,458	(5.0)	17.2
Income Taxes	316	245	337	29.0	(6.2)
Net Income	$964	$764	$1,018	26.2%	(5.3)%

On a linked quarter basis, the Company’s net income in the third quarter of 2019 benefited from growth in all categories of interest-earning assets and lower noninterest expense. These gains were partially offset by a $62,000 increase in the provision for loan losses, a $40,000 decrease in noninterest income and a $71,000 increase in income tax expense.

Compared to the same period a year ago, the increase in the Company's third quarter net income is primarily attributed to higher interest income earned on growing average balances of interest-earning assets, an $84,000 increase in noninterest income and a $21,000 decrease in income tax expense. These gains were offset by a higher provision for loan losses and higher noninterest expense which was mainly driven by increases in salaries and employee benefits expense and occupancy and equipment expense.

	Nine Months Ended
	September 30, 2019	September 30, 2018	$ Change	% Change
Net interest income	$11,426	$10,261	$1,165	11.4%
Provision for loan losses	585	544	41	7.5
Noninterest income	1,246	962	284	29.5
Noninterest expense	8,657	6,996	1,661	23.7
Income taxes	835	909	(74)	(8.1)
Net income	$2,595	$2,774	$(179)	(6.5)%

Comparing the nine-month periods in 2018 and 2019, an 11.4% increase in net interest income, a 29.5% increase in noninterest income, and an 8.1% decrease in income tax expense were offset by a higher loan loss provision and higher noninterest expense, resulting in a 6.5% or $179,000 decrease in net income.

Interest income (Unaudited)

(dollars in thousands)

				Change 3Q'19 vs.
	3Q'19	2Q'19	3Q'18	2Q'19	3Q'18
Interest income:
Loans	$4,179	$3,916	$3,798	6.7%	10.0%
Securities	338	333	276	1.5	22.5
Other	402	361	198	11.4	103.0
Total interest income	$4,919	$4,610	$4,272	6.7%	15.1%

The increase in total interest income compared to the second quarter of 2019 and the third quarter of 2018 reflects growth in all categories of interest-earning assets and higher yields on loans. Securities and other interest earning assets saw an increase in yields through June 30, 2019, but experienced declines in the third quarter of 2019 due to the recent falling rate environment.  Net loan growth during the first half of 2019 was negatively impacted by a higher-than-normal level of loan participation payoffs, but the Company saw an increase in activity in the third quarter with net loans increasing $15.9 million.  Excess cash continues to be deployed in federal funds sold and interest-bearing accounts at other financial institutions.

	Nine Months Ended
	September 30, 2019	September 30, 2018	$ Change	% Change
Interest income:
Loans	$11,951	$10,615	$1,336	12.6%
Securities	967	851	116	13.6
Other	1,111	354	757	213.8
Total interest income	$14,029	$11,820	$2,209	18.7%

Comparing the nine-month periods, total interest income increased due to higher balances and higher yields across all categories of interest-earning assets.

Interest expense: (Unaudited)

(dollars in thousands)

				Change 3Q'19 vs.
	3Q'19	2Q'19	3Q'18	2Q'19	3Q'18
Total interest expense	$939	$851	$662	10.3%	41.8%

The increase in the Company’s cost of funds on a linked quarter basis and compared to the third quarter of 2018 was driven by growing balances of time deposits and money market accounts coupled with higher rates paid on those deposits. For the quarter ended September 30, 2019, the average balance of total interest-bearing deposits increased $47.7 million, or 18.1%, while the average rate paid on total interest-bearing deposits increased twenty basis points, when compared to the same period a year ago.

	Nine Months Ended
	September 30, 2019	September 30, 2018	$ Change	% Change
Total interest expense	$2,603	$1,559	$1,044	67.0%

Comparing the nine-month periods, the average balance of interest-bearing deposits has increased $51.9 million in 2019 while the average rate paid on these deposits has increased thirty-two basis points.

Margin Analysis (Unaudited)

dollars in thousands

	3Q'19			2Q'19			3Q'18
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate	Balance	Dividends	Rate	Balance	Dividends	Rate
Interest-earning assets:
Loans(1)	$313,595	$4,093	5.22%	$298,058	$3,834	5.15%	$292,026	$3,722	5.10%
Mortgage loans held for sale	7,164	86	4.80	6,957	82	4.71	6,315	76	4.81
Securities	53,507	338	2.53	50,943	333	2.61	45,836	276	2.41
Other(2)	64,794	402	2.48	54,650	361	2.64	38,081	198	2.08
Total interest-earning assets	439,060	$4,919	4.48	410,608	$4,610	4.49	382,258	$4,272	4.47
Noninterest-earning assets	26,699			25,684			12,626
Total assets	$465,759			$436,292			$394,884

Interest-bearing liabilities:
Savings, NOW and money-market deposits	$255,563	$629	0.98%	$242,815	$597	0.98%	$224,448	$499	0.89%
Time deposits	56,000	305	2.18	48,573	254	2.09	39,389	163	1.66
Total interest-bearing deposits	311,563	934	1.20	291,388	851	1.17	263,837	662	1.00
Other borrowings	1,249	5	1.60	34	-		-	-
Total interest-bearing liabilities	312,812	$939	1.20	291,422	$851	1.17	263,837	$662	1.00
Noninterest-bearing deposits	93,981			87,077			80,943
Noninterest-bearing liabilities	4,981			5,545			1,738
Stockholders' equity	53,985			52,248			48,366
Total liabilities and stockholders' equity	$465,759			$436,292			$394,884

Net earning assets	$126,248			$119,186			$118,421
Interest rate spread			3.28%			3.32%			3.47%
Net interest margin(3)			3.63			3.66			3.78

(1) Includes nonaccrual loans
(2) Other interest-earning assets include federal funds sold, interest-bearing deposits and FHLB stock.
(3) Net interest margin is net interest income divided by total average interest-earning assets, annualized

Excess liquidity and higher cost of funds continued to pressure the net interest margin through the third quarter. Other interest-earning assets, predominantly federal funds sold and interest-bearing deposits, account for the majority of growth in interest-earning assets since September 30, 2018. Management expects margin improvement when these funds are strategically deployed into loans.

Provision for Loan Losses

The provision for loan losses for the third quarter of 2019 was $241,000, compared to $179,000 for the second quarter of 2019 and $135,000 for the third quarter of 2018.  For the first nine months of 2019, the loan loss provision was $585,000 compared to $544,000 a year ago.  The higher provision this quarter reflects $15.9 million in new loan production during the quarter and higher specific reserves on one overdraft account. For the nine-month period ending September 30, 2019, the loan loss provision reflects higher specific reserves that were mostly taken during the second quarter and modest loan growth during the year, while the loan loss provision for the nine-month period ending September 30, 2018 largely reflects reserves taken on funded loan growth.

Noninterest income (Unaudited)

(dollars in thousands)

				Change 3Q'19 vs.
	3Q'19	2Q'19	3Q'18	2Q'19	3Q'18
Service charges and fees on deposit accounts	$74	$68	$83	8.8%	(10.8)%
Mortgage banking revenue	151	197	124	(23.4)	21.8
Income from bank-owned life insurance	46	45	11	2.2	318.2
Other income	151	152	120	(0.7)	25
Total noninterest income	$422	$462	$338	(8.7)%	24.9%

For the first time since June 30, 2018, service charges and fees on deposit accounts saw an increase on a linked quarter basis. Although down from the second quarter, mortgage banking revenue of $151,000 for the third quarter compares favorably to other prior quarters. The Company defines mortgage banking revenue as gains and losses on the sale of mortgage loans originated for sale and wholesale brokerage fees, net of direct origination costs.  The noticeable increase in income from bank-owned life insurance from 2018 to 2019 is due to an increased investment in this asset that occurred during the fourth quarter of 2018. Other income of $151,000 stayed steady from the second quarter of 2019. Year over year, the 25.8% increase in other noninterest income was driven by higher interchange income (before direct expenses) from ATM/debit cards.

	Nine Months Ended
	September 30, 2019	September 30, 2018	$ Change	% Change
Service charges and fees on deposit accounts	$213	$259	$(46)	(17.8)%
Mortgage banking revenue	454	339	115	33.9
Income from bank-owned life insurance	136	32	104	325.0
Gain on sale of securities available for sale	7	-	7	N/A
Other income	436	332	104	31.3
Total noninterest income	$1,246	$962	$284	29.5%

With the exception of service charges and fees on deposit accounts, all categories of noninterest income reported increases over the nine-month period from 2018 to 2019.  In 2019, the mortgage department has increased the number of loans originated, the average balance per loan originated, and the average profitability per loan originated. Higher income from bank-owned life insurance followed the Company's increased investment in this asset during the fourth quarter of 2018.  Increases in other income are primarily attributed to higher interchange income (before direct expenses) from ATM/debit cards and credit cards.

Noninterest expense (Unaudited)

(dollars in thousands)

				Change 3Q'19 vs.
	3Q'19	2Q'19	3Q'18	2Q'19	3Q'18
Salaries and employee benefits	$1,575	$1,579	$1,341	-0.3%	17.4%
Occupancy and equipment	373	427	237	(12.6)	57.4
Professional fees	79	106	86	(25.5)	(8.1)
Marketing	172	194	193	(11.3)	(10.9)
FDIC Assessment	6	44	38	(86.4)	(84.2)
Software maintenance, amortization and other	188	167	167	12.6	12.6
Other	488	516	396	(5.4)	23.2
Total noninterest expense	$2,881	$3,033	$2,458	(5.0)%	17.2%

Expenses related to the opening of our new office in Lakeland, Florida peaked during the second quarter of 2019, partially explaining the $152,000, or 5%, decrease in noninterest expense during the third quarter.   Also contributing to the linked quarter decrease was a $27,000 decrease in professional fees, a $22,000 decrease in marketing expenses, and a $38,000 decrease in FDIC deposit insurance.  Non-loan legal fees were higher than normal during the second quarter of 2019 and mostly related to executive compensation matters.  The decrease in marketing expense from the second quarter of 2019 was expected as the Company curtailed some of its promotional spending in the Lakeland market.  The decrease in the Company's FDIC assessment was also anticipated after the Deposit Insurance Fund Reserve Ratio exceeded its 1.38% threshold on June 30, 2019, resulting in a credit toward the Bank's quarterly assessment.

Compared to the same period a year ago, the key drivers of the increase in total noninterest expense were higher salaries and employee benefits expense and occupancy and equipment expense. Over half of the increase in total noninterest expense is attributed to higher salaries and employee benefits expense. The Company had seventy-six full-time equivalent employees at September 30, 2018, compared to ninety full-time equivalent employees at September 30, 2019. The increase in employees is mostly attributed to staffing the Lakeland office. In August 2018, the Company executed a new lease for its Timberlane Road location that included revised terms and additional space, partially explaining the increase in occupancy expense year over year. Lease expense was up $48,000 year over year, while depreciation expense increased $56,000, mostly due to bank building improvements and FF&E expenditures in Lakeland and an acceleration of Timberlane leasehold improvements. The increase in other noninterest expense can be attributed to higher travel expense and small incremental increases in numerous expense categories, all expected with a growing company. These increases were partially offset by a $32,000 decrease in FDIC deposit insurance and a $7,000 decrease in professional fees year over year. All in all, expenses associated with the new Lakeland office accounted for approximately 73%, or $309,000, of the increase in noninterest expense when comparing the third quarter of 2019 over the comparable period in 2018.

	Nine Months Ended
	September 30, 2019	September 30, 2018	$ Change	% Change
Salaries and employee benefits	$4,711	$3,787	$924	24.4%
Occupancy and equipment	1,075	698	377	54.0
Professional fees	262	267	(5)	(1.9)
Marketing	565	533	32	6.0
FDIC Assessment	93	112	(19)	(17.0)
Software maintenance, amortization and other	507	474	33	7.0
Other	1,444	1,125	319	28.4
Total noninterest expense	$8,657	$6,996	$1,661	23.7%

Comparing the nine-month periods, salaries and employee benefits, occupancy and equipment, and other noninterest expense were the key drivers of the increase in noninterest expense.  The expenses associated with the opening of the Lakeland office accounted for approximately 45% of this increase.

Balance Sheet

At September 30, 2019, the Company reported $484.1 million in total assets, $421.2 million in deposits, and $315.8 million in net portfolio loans. This compares to $401.7 million in total assets, $349.1 million in deposits, and $290.1 million in net portfolio loans at December 31, 2018. Loan growth occurred in all categories, with the exception of commercial real estate which experienced a $4.5 million decrease since December 31, 2018. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(dollars in thousands)

	September 30, 2019		December 31, 2018
	Unaudited		Audited
	Amount	% of Total	Amount	% of Total
Commercial real estate	$78,024	24.4%	$82,494	28.1%
Residential real estate and home equity	128,918	40.4%	121,454	41.4
Construction	41,149	12.9%	31,601	10.8
Commercial	63,471	19.9%	51,018	17.4
Consumer	7,699	2.4%	6,747	2.3

Total Loans	319,261	100.0%	293,314	100.0%

Net deferred loan costs	528		460
Allowance for loan losses	(3,982)		(3,661)
Loans, net	$315,807		$290,113

Total stockholders’ equity was $55.0 million, or 11.4% of total assets, at September 30, 2019, compared to $50.8 million, or 12.7% of total assets, at December 31, 2018.  Retained earnings, a $931,000 positive change in accumulated other comprehensive income, and a small stock offering in Lakeland drove the increase in equity. Book value per share increased from $16.19 at December 31, 2018 to $17.25 at September 30, 2019, with 3,190,031 common shares outstanding.

As of September 30, 2019, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.24%, a 12.95% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.95% Tier 1 Risk-Based Capital Ratio, and a 14.15% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $3.2 million were deemed to be impaired under the Bank’s policy at September 30, 2019, while loans totaling $1.2 million were deemed to be impaired under the Bank’s policy at December 31, 2018. At September 30, 2019, the Bank had thirteen nonaccrual loans in the aggregate amount of $2.6 million compared to six nonaccrual loans totaling $342,000 at December 31, 2018. At September 30, 2019, the Company reported no accruing loans greater than 90 days past due. Net charge-offs totaled $265,000 for the quarter ended September 30, 2019 and nonperforming assets as a percentage of total assets was 0.54%. Management believes that the allowance for loan losses which was $4.0 million, or 1.25% of gross loans, at September 30, 2019 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company (OTCQX: PMHG) offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank now serves the Tallahassee and Lakeland/Winter Haven Metropolitan Statistical Areas (MSA), including clients in North and Central Florida as well as South Georgia and South Alabama. The Bank currently has four Florida locations: two in Tallahassee, Florida, one in Crawfordville, Florida, and one in Lakeland, Florida. As of September 30, 2019, the Bank had 90 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit www.primemeridianbank.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands except per share amounts)

	3Q'19	2Q'19	1Q'19	4Q'18	3Q'18
Interest income:
Loans	$4,179	$3,916	$3,856	$3,854	$3,798
Securities	338	333	296	280	276
Other	402	361	348	280	198
Total interest income	4,919	4,610	4,500	4,414	4,272
Interest Expense-
Deposits	934	851	813	748	662
Other Borrowings	5	-	-	-	-
Total interest expense	939	851	813	748	662
Net interest income	3,980	3,759	3,687	3,666	3,610
Provision for loan losses	241	179	165	47	135
Net interest income after provision for loan losses	3,739	3,580	3,522	3,619	3,475

Noninterest income:
Service charges and fees on deposit accounts	74	68	71	74	83
Mortgage banking revenue	151	197	106	108	124
Income from bank-owned life insurance	46	45	45	34	11
Other income	151	152	140	128	120
Total noninterest income	422	462	362	344	338

Noninterest expense:
Salaries and employee benefits	1,575	1,579	1,557	1,319	1,341
Occupancy and equipment	373	427	275	234	237
Professional fees	79	106	77	107	86
Marketing	172	194	199	144	193
FDIC Assessment	6	44	43	51	38
Software maintenance, amortization and other	188	167	152	160	167
Other	488	516	440	369	396
Total noninterest expense	2,881	3,033	2,743	2,384	2,458

Earnings before income taxes	1,280	1,009	1,141	1,579	1,355
Income taxes	316	245	274	311	337
Net earnings	$964	$764	$867	$1,268	$1,018

Basic earnings per share	$0.31	$0.24	$0.28	$0.40	$0.33

Diluted earnings per share	$0.31	$0.24	$0.28	$0.40	$0.33

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	Unaudited		Unaudited
	2019	2018	2019	2018
Interest income:
Loans	$4,179	$3,798	$11,951	$10,615
Securities	338	276	967	851
Other	402	198	1,111	354
Total interest income	4,919	4,272	14,029	11,820
Interest expense-
Deposits	934	662	2,598	1,559
Other borrowings	5	-	5	-
Total interest expense	939	662	2,603	1,559
Net interest income	3,980	3,610	11,426	10,261
Provision for loan losses	241	135	585	544
Net interest income after provision for loan losses	3,739	3,475	10,841	9,717
Noninterest income:
Service charges and fees on deposit accounts	74	83	213	259
Mortgage banking revenue	151	124	454	339
Income from bank-owned life insurance	46	11	136	32
Gain on sale of securities available for sale	-	-	7	-
Other income	151	120	436	332
Total noninterest income	422	338	1,246	962
Noninterest expense:
Salaries and employee benefits	1,575	1,341	4,711	3,787
Occupancy and equipment	373	237	1,075	698
Professional fees	79	86	262	267
Marketing	172	193	565	533
FDIC assessment	6	38	93	112
Software maintenance, amortization and other	188	167	507	474
Other	488	396	1,444	1,125
Total noninterest expense	2,881	2,458	8,657	6,996
Earnings before income taxes	1,280	1,355	3,430	3,683
Income taxes	316	337	835	909
Net earnings	$964	$1,018	$2,595	$2,774

Earnings per common share:
Basic	$0.31	$0.33	$0.83	$0.89
Diluted	0.31	0.33	0.83	0.89
Cash dividends per common share(1)	-	-	0.12	0.10

(1) Annual cash dividends were paid during the first quarters of 2019 and 2018.

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands)

	3Q'19	2Q'19	1Q'19	4Q'18	3Q'18
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash & cash equivalents	$84,278	$72,042	$66,805	$48,038	$56,775
Securities available for sale	55,773	52,431	48,205	45,384	44,359
Loans, held for sale	7,907	6,223	5,808	4,767	6,782
Loans, net	315,807	299,949	289,900	290,113	289,022
Federal Home Loan Bank stock	404	404	404	355	355
Premises & equipment, net	7,787	7,311	7,055	4,656	4,699
Right of use asset	3,719	3,768	-	-	-
Accrued interest receivable	1,073	1,100	1,023	1,034	1,028
Bank-owned life insurance	6,459	6,413	6,368	6,323	1,789
Other assets	859	1,086	1,281	1,032	1,149
Total Assets	$484,066	$450,727	$426,849	$401,702	$405,958

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	96,732	89,608	83,186	80,097	83,296
Savings, NOW and money-market deposits	265,518	247,804	244,584	227,674	230,817
Time deposits	58,947	52,912	45,743	41,296	41,133
Total Deposits	421,197	390,324	373,513	349,067	355,246
Other borrowings	2,053	770	-	-	-
Official checks	900	1,496	495	837	865
Lease liability	3,801	3,827	-	-	-
Other liabilities	1,088	1,314	1,157	978	984
Total Liabilities	429,039	397,731	375,165	350,882	357,095
Total Stockholders' Equity	55,027	52,996	51,684	50,820	48,863
Total Liabilities and Stockholders' Equity	$484,066	$450,727	$426,849	$401,702	$405,958

Prime Meridian Holding Company and Subsidiary
Financial Highlights (Unaudited)
(dollars in thousands, except per share amounts)

	3Q'19	2Q'19	1Q'19	4Q'18	3Q'18

Per Share Data:
Earnings per share - Basic	$0.31	$0.24	$0.28	$0.40	$0.33
Earnings per share - Diluted	$0.31	$0.24	$0.28	$0.40	$0.33
Book value per share	$17.25	$16.85	$16.44	$16.19	$15.61
Shares outstanding	3,190,031	3,144,456	3,143,140	3,138,945	3,128,671
Weighted-average basic shares outstanding	3,147,696	3,144,068	3,140,401	3,131,379	3,127,038
Weighted-average diluted shares outstanding	3,151,321	3,150,136	3,144,071	3,136,048	3,130,171

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.83%	0.70%	0.82%	1.07%	1.03%
Return on average equity(1)	7.14	5.85	6.79	8.43	8.42
Average yield on earning assets	4.48	4.49	4.48	4.52	4.47
Net interest margin(2)	3.63	3.66	3.67	3.75	3.78
Efficiency ratio(3)	65.45	71.86	67.75	59.45	62.26
Noninterest expense/average assets(1)	2.47	2.78	2.60	2.34	2.49

Asset Quality Data:
Nonaccrual loans	$2,603	$1,962	$365	$342	$179
Total nonperforming assets	2,603	1,962	608	342	179
Nonpeforming assets/total assets	0.54%	0.44%	0.14%	0.09%	0.04%

Capital Ratios:
Tier 1 Leverage Capital Ratio (Company)	11.73%	12.08%	12.28%	12.61%	12.64%
Tier 1 Leverage Capital Ratio (Bank)	9.24	9.10	9.18	9.28	9.21
Common Equity Tier I Capital Ratio (Bank)	12.95	12.69	13.00	12.90	12.40
Tier I Risk-Based Capital Ratio (Bank)	12.95	12.69	13.00	12.90	12.40
Total Capital Ratio (Bank)	14.15	13.94	14.25	14.15	13.65

(1) Annualized
(2) Net interest margin is net interest income divided by total average interest-earning assets, annualized
(3) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Clint F. Weber, Chief Financial Officer and Executive Vice President
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com